FORM 8-A


                      SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                         ODYSSEY MARINE EXPLORATION, INC.
             -------------------------------------------------------
             (Exact name of corporation as specified in its charter)


        Nevada                                        84-1018684
-----------------------                     ----------------------------
(State of incorporation                     (IRS Employer Identification
    or organization)                                    Number)


           3604 Swann Avenue
             Tampa, Florida                            33609
----------------------------------------             ----------
(Address of principal executive offices)             (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class          Name of each exchange on which
          to be so registered          each class is to be registered
          -------------------          ------------------------------

    Common Stock, $.0001 par value     American Stock Exchange


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: [ X ]


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box:  [   ]

Securities Act registration statement file number to which this form relates (if applicable): Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:  None









ITEM 1.  DESCRIPTION OF CORPORATION'S SECURITIES TO BE REGISTERED

     All such outstanding shares of common stock are fully paid and non-assessable. Each share of common stock has an equal and ratable right to receive dividends when declared by the Board of Directors of the Company out of assets legally available for that purpose and subject to the dividend obligations of the Company to holders of any preferred stock then outstanding.

     In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock outstanding at that time.

     The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of the Company. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Cumulative voting in the election of directors is not permitted.

ITEM 2.  EXHIBITS

     The following exhibits have been filed with the American Stock Exchange:

     1.  Articles of Incorporation, as amended
     2.  Bylaws
     3.  Specimen Stock Certificate


                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement on Form 8-A to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   ODYSSEY MARINE EXPLORATION, INC.


                                   By:/s/ John C. Morris
                                      John C. Morris, President

Date:  November 12, 2003